Exhibit 10.12

Box 309GF
Ugland House
South Church Street
Georgetown
Cayman Islands
www.firstgreenwich.com

2 January 2010

Mike Garland, President
Greenwich Kahala Aviation, Ltd
Fitzwilliam Hall
Fitzwilliam Place
Dublin 2, Ireland

Dear Mike,

Further to our conversations about First Greenwich Kahala, Ltd (“FGK”) providing advisory services to Greenwich Kahala Aviation Limited (“GKA”), in connection with a planned initial public offering (IPO) by GKA. I have set forth below a description of the compensation and services to be provided.

Advisory Services:	During the period that GKA is exploring the possibility of completing an IPO, FGK will provide a full complement of advisory services to assist in this process. Such services will include finding investment banks to underwrite and manage the IPO, assistance with all SEC filings, and assistance in setting up the initial infrastructure for GKA’s database.

Compensation:	For advisory services GKA will pay fees to us of $35,000 monthly, to be accrued and paid in cash upon completion or abandonment of the IPO.

Duration:	The advisory services arrangement will end upon the sooner of completion of the GKA IPO or abandonment of the effort to complete the IPO.

In the event of a dispute hereunder, the laws of Ireland shall prevail. If the above terms are acceptable to you please sign and return one copy of this letter.

Best regards,	Accepted:
/s/ Gerald Sherman	/s/ Michael Garland
Gerald Sherman	Michael Garland